Exhibit 10.3 Summary of Compensation for Non-Employee Directors of the Company (Effective November 17, 2026) The following summary describes compensation for non-employee directors. Annual Cash Retainers  Board Service. Each non-employee director receives an annual cash retainer of $100,000, payable quarterly.  Committee and Chair Service. Each non-employee director who serves on a committee receives an additional annual cash retainer in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and ESG Committee. The committee chairs each receive an additional annual cash retainer. The Audit Committee Chair receives an additional $45,000; the Compensation Committee Chair receives an additional $35,000; and the Nominating and ESG Committee Chair receives an additional $30,000. Cash retainers for committee and chair service are payable quarterly.  Chair of the Board. The Chair of the Board receives an additional annual cash retainer of $225,000, payable quarterly.  Lead Independent Director. The Lead Independent Director receives an additional annual cash retainer of $50,000, payable quarterly. Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash- based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash as of the first business day of the calendar year following the date on which the director ceases to be a member of the Board. Annual Stock Units Retainer for Board Service. An additional $80,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Amended and Restated Non-Employee Director Share Incentive Plan (the ‘‘Director Share Plan’’). This grant is made on the date of each annual meeting of stockholders. The number of stock units awarded is determined by dividing a dollar amount determined by the Board by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. The amount of this annual stock units retainer is $80,000, and the grant to occur at the 2026 Annual Meeting of Stockholders will require one year of continued Board service to vest, subject to certain exceptions. Each stock unit is convertible into one share of Class A Common Stock. The shares, represented by vested stock units granted at the 2026 Annual Meeting, of Stockholders are distributed to the director on the first business day of the calendar year following the date the director ceases to be a member of the Board. Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $120,000 on the date of grant, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options vest and are exercisable one year after the date of grant, provided that the director continues to serve as of such date. Initial Equity Grant for New Non-employee Directors. Each new non-employee director is granted stock units (accompanied by dividend equivalent rights), pursuant to the Director Share Plan, on the date of the first annual meeting of stockholders that is more than six months after such non-employee director’s initial election to the Board. The number of stock units to be awarded is determined by dividing a dollar amount determined by the Board from time to time by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. The initial stock unit grant is based on a dollar value fixed at $200,000. Each stock unit is convertible into one share of Class A Common Stock. The shares represented by the stock units are distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board. Company Products. The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors’ knowledge of the Company’s business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company’s products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company’s products, the excess is imputed as taxable income to the director. Non-employee directors may also purchase Company products at a price equal to 50% off the suggested retail price, which is the same discount made available to officers and other employees of the Company. Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.